UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): March 27, 2015

Diamond Offshore Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13926	76-0321760
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

15415 Katy Freeway

Houston, Texas 77094

(Address of principal executive offices, including Zip Code)

(281) 492-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 27, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of Diamond Offshore Drilling, Inc. (the “Company”) approved forms of award agreements for use in connection with grants of restricted stock units (“RSUs”) pursuant to the Company’s Equity Incentive Compensation Plan (the “Plan”). RSUs are contractual rights to receive shares of the Company’s common stock in the future if the applicable vesting conditions are met. Each RSU represents a contingent right to receive one share of the Company’s common stock. The Committee approved a form of RSU award agreement for awards of RSUs under the Plan to executive officers and certain other officers of the Company (the “Specimen Agreement”) and a form of RSU award agreement for awards of RSUs under the Plan to the Company’s chief executive officer (the “CEO Specimen Agreement”).

Officer Awards. The Specimen Agreement provides for grants of RSUs that vest based upon the passage of time and/or grants of RSUs that vest based upon the attainment of the financial performance goal to be specified in the particular award agreement, all of which are subject to forfeiture if the applicable vesting conditions are not met. The Specimen Agreement provides that half of the time-vesting RSUs vest on the second anniversary of the grant date and the remainder of the time-vesting RSUs vest on the third anniversary of the grant date, on the terms and subject to the conditions set forth therein. The Specimen Agreement provides for a three-year performance period for performance-vesting RSUs and that the level of achievement compared to the performance goal set forth therein will govern the number of RSUs that cliff vest following the performance period, on the terms and subject to the conditions set forth therein, based on the schedule set forth in the Specimen Agreement, and subject to the Compensation Committee’s right to exercise negative discretion to reduce the amount of the performance RSUs that would otherwise be eligible to vest.

As an additional condition to the vesting of RSUs awarded pursuant to a grant pursuant to the Specimen Agreement, the grantee is required to remain an employee of the Company or its subsidiary through the applicable vesting date, except as set forth in the Specimen Agreement with respect to performance-vesting RSUs in the case of termination of employment by the Company without Cause (as defined in the Plan) or due to retirement (as defined in the Specimen Agreement). The Company has the right to settle any vested RSUs in cash in lieu of shares of the Company’s common stock.

The Specimen Agreement also obligates the grantee to comply with certain restrictive covenants, including obligations of confidentiality, a prohibition on solicitation of certain employees of the Company and its subsidiaries, and a prohibition on competition with the Company for a period of one year after termination of employment.

CEO Awards. The CEO Specimen Agreement provides for grants of RSUs that vest based upon the attainment of the financial performance goal to be specified in the particular award agreement, which are subject to forfeiture if the applicable vesting conditions are not met. The CEO Specimen Agreement provides for cliff vesting following a three-year performance period. The level of achievement compared to the performance goal set forth therein will govern the number of RSUs that vest following the performance period, on the terms and subject to the conditions set forth therein, based on the schedule set forth in the CEO Specimen Agreement, and subject to the Compensation Committee’s right to exercise negative discretion to reduce the amount of the performance RSUs that would otherwise be eligible to vest. Upon the Company’s payment of any cash or stock dividend in respect of its common stock prior to vesting of an award, the grantee will be credited with a number of additional RSUs based upon the amount of the dividend that would be payable with respect to shares underlying the RSUs outstanding on the record date for such dividend, in accordance with the terms of the CEO Specimen Agreement.

As an additional condition to the vesting of RSUs awarded pursuant to a grant pursuant to the CEO Specimen Agreement, the chief executive officer is required to remain an employee of the Company or its subsidiary through the vesting date, except as set forth in the CEO Specimen Agreement in the case of termination of employment by the Company without “Cause” or by the chief executive officer for “Good Reason”, or termination on account of “retirement” (each as defined in the CEO Specimen Agreement) or as otherwise specified in the CEO Specimen Agreement. The Company has the right to settle any vested RSUs in cash in lieu of shares of the Company’s common stock.

The foregoing descriptions of the Specimen Agreement and the CEO Specimen Agreement are summaries only and are qualified in their entirety by the full text of the Specimen Agreement and the CEO Specimen Agreement, respectively, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit number	Description

10.1	Specimen Agreement for grants of RSUs to Officers

10.2	Specimen Agreement for grants of RSUs to the Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2015	DIAMOND OFFSHORE DRILLING, INC.

	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Secretary

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